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                                                                    EXHIBIT 15.2

Household International, Inc.
Prospect Heights, Illinois

Re: Amendment No. 2 to the Registration Statement on Form F-4 of HSBC Holdings plc

     With respect to the subject registration statement, as amended, we acknowledge our awareness of the incorporation by reference of our report dated August 14, 2002 related to our review of Household International, Inc.'s (the "Company") interim financial information included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2002.

     Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                     /s/ KPMG LLP

Chicago, Illinois
February 20, 2003